Exhibit 3.1

                           THIRD AMENDED AND RESTATED

                          CERTIFICATE OF INCORPORATION

                                       OF

                             ORION HEALTHCORP, INC.

         Orion HealthCorp, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "DGCL"), DOES HEREBY CERTIFY:

         A. The name of this Corporation is Orion HealthCorp, Inc. The date of filing of its original Certificate of Incorporation with the Secretary of State was July 20, 1984 under the name Technical Coatings Incorporated.

         B. This Third Amended and Restated Certificate of Incorporation has been adopted in accordance with Sections 242 and 245 of the DGCL.

         C. This Third Amended and Restated Certificate of Incorporation restates and amends the Amended and Restated Certificate of Incorporation of the Corporation by restating in its entirety the text of the Certificate of Incorporation to read as follows:

                1. Name. The name of this Corporation is Orion HealthCorp, Inc.

                2. Registered Office. The registered office of this Corporation in the State of Delaware is located at Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.

                3. Purpose. The purpose of this Corporation is to engage in any lawful act or activity for which corporations may be organized under the DGCL.

                4. Capital Stock.

                        4.1 Authorized Shares.

                                4.1.1 Authorized Shares. The total number of
                        shares of capital stock that the Corporation has authority to issue is Three Hundred Seventy Million (370,000,000) shares, consisting of Three Hundred Fifty Million (350,000,000) shares of common stock, par value $0.001 per share ("Common Stock") and Twenty Million (20,000,000) shares of preferred stock, par value $0.001 per share ("Preferred Stock"). The Common Stock consists of the following classes:

                                        (a) Three Hundred Million (300,000,000)
                                shares of Class A Common Stock, par value $0.001 per share ("Class A Common Stock");


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                                        (b) Fifty Million (50,000,000) shares of
                                Class D Common Stock, par value $0.001 per share ("Class D Common Stock").

                        4.2 Definitions. As used in this Article 4, the following terms have the following definitions:

                                4.2.1 "Affiliate" shall mean, with respect to
                        any Person, any other Person directly or indirectly controlling, controlled by or under common control with such Person.

                                4.2.2 "Applicable Price per Share" shall mean,
                        at any time and with respect to any share of Class A Common Stock, (a) if such determination is being made in connection with a Realization Event, the amount which would be paid as a Distribution on such share were the Corporation to be liquidated in accordance with Article
                        4.4.3 hereof with total Distributions being made to all Equity Securities of the Corporation equal to the Total Equity Value, determined as of such time, and (b) at all other times, the Market Price as of such time.

                                4.2.3 "Board of Directors" shall mean the Board
                        of Directors of the Corporation.

                                4.2.4 "Class D Base Amount" shall mean the price
                        per share paid upon issuance of the shares of Class D Common Stock pursuant to the Class D Stock Purchase Agreement.

                                4.2.5 "Class D Conversion Constant" shall mean,
                        at any time as of which it is to be determined, one (1.0), adjusted as provided in Article 4.4.4 below.

                                4.2.6 "Class D Conversion Factor" shall mean, at
                        any time as of which it is to be determined, the sum of
                        (a) the Class D Conversion Constant plus (b) a fraction, the numerator of which is the Remaining Class D Dividend Amount and the denominator of which is the Applicable Price per Share, all determined at the time.

                                4.2.7 "Class D Dividend Amount" shall mean, with
                        respect to any share of Class D Common Stock at any time, an amount equal to nine percent (9%) per annum on the Class D Base Amount from time to time outstanding, without compounding, from the date the Class D Common Stock was first issued.

                                4.2.8 "Class D Stock Purchase Agreement" shall
                        mean that certain Stock Purchase Agreement, date September 8, 2006, by and among the Corporation, Phoenix Life Insurance Company and Brantley Partners IV, L.P.


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                                4.2.9 "Distributions" shall mean all
                        distributions made to holders of Equity Securities in respect of such Equity Securities, whether by dividend or otherwise (including but not limited to: any distributions made by the Corporation to holders of Equity Securities in complete or partial liquidation of the Corporation or upon a sale of all or substantially all of the business or assets of the Corporation and its subsidiaries on a consolidated basis; any redemption or repurchase by the Corporation of any Equity Securities for any reason; any distributions made in connection with a merger, reorganization, recapitalization or exchange involving any Equity Securities; and any subdivision or increase in the number of (by stock split, stock dividend or otherwise), or any combination in any manner of, the outstanding Equity Securities); provided, however, that the following shall not be a
                        Distribution: (a) any redemption or repurchase by the Corporation of any Equity Securities pursuant to the provisions of any agreement with any director, officer or employee of the Corporation or any of its subsidiaries, (b) any subdivision or increase in the number of (by stock split, stock dividend or otherwise), or any combination in any manner of, the outstanding shares of Common Stock in accordance with the provisions of Article 4.4.4, (c) a merger, share exchange or consolidation after the consummation of which the stockholders of the Corporation immediately prior to such merger, share exchange or consolidation effectively have the power to elect a majority of the Board of Directors of the surviving corporation or its parent corporation or (d) any other distribution, redemption, repurchase or other action at any time when there is any share of Class D Common Stock outstanding if the holders of a majority of the shares of Class D Common Stock then outstanding determine that such distribution, redemption, repurchase or other action shall not constitute a Distribution.

                                4.2.10 "Equity Security" shall mean all shares
                        of capital stock or other equity or beneficial interests issued by or created in or by the Corporation, all stock appreciation or similar rights, and all securities or other options, rights, warrants or other agreements or instruments to acquire any of the foregoing, whether by conversion, exchange, exercise or otherwise; provided, however, that, with respect to the calculation of Applicable Price per Share at any time in connection with a Realization Event, no such convertible or exchangeable security, option, right, warrant or other agreement or instrument shall be considered an Equity Security unless, at such time, the conversion, exchange, exercise or other action with respect thereto would decrease such Applicable Price per Share.

                                4.2.11 "Market Price" shall mean, on any date
                        as of which it is to be determined, the amount per share of Class A Common Stock equal to (a) the last sale price of Class A Common Stock, regular way, on such date or, if no such sale takes place on such date, the average of the closing bid and asked prices thereof on such date, in each case as officially reported on the principal national securities exchange on which Class A Common Stock is then listed or admitted to trading, or


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                        (b) if Class A Common Stock is not then listed or
                        admitted to trading on any national securities exchange but is designated as a national market system security by the NASD, the last trading price of Class A Common Stock on such date, or (c) if there shall have been no trading on such date or if Class A Common Stock is not so designated, the average of the closing bid and asked prices of Class A Common Stock on such date as shown by the NASD automated quotation system, or (d) if Class A Common Stock is not then listed or admitted to trading on any national exchange or quoted in the over-the-counter market, the fair value thereof determined in good faith by the Board of Directors as of a date which is within 15 days of the date as of which the determination is to be made.

                                4.2.12 "NASD" shall mean The National
                        Association of Securities Dealers, Inc.

                                4.2.13 "Person" shall mean any individual,
                        partnership, corporation, limited liability company, limited liability partnership, association, trust, joint venture, unincorporated organization or other entity.

                                4.2.14 "Realization Event" shall mean any
                        Transfer, in one transaction or a series of related transactions, of 20% or more of the outstanding shares of Class A Common Stock (determined after giving effect to the conversion of all outstanding shares of Class D Common Stock); provided, however, that the issuance and sale of shares of Class D Common Stock pursuant to the Class D Stock Purchase Agreement shall not be deemed to be a Realization Event.

                                4.2.15 "Remaining Class D Dividend Amount" shall
                        mean, with respect to any share of Class D Common Stock at any time, the amount that would then be required to be distributed with respect to such share pursuant to
                        Article 4.4.3.1 in order for no further Class D Dividend Amount to be payable with respect to such share pursuant to Article 4.4.3.1.

                                4.2.16 "Total Equity Value" shall mean, at any
                        time and in connection with any Realization Event, the aggregate amount paid in connection with such Realization Event for all Equity Securities of the Corporation at the time outstanding (after deduction of all commissions, fees and expenses associated with such Realization Event); provided that if less than all of the outstanding Equity Securities of the Corporation are being Transferred in such Realization Event, the aggregate value of all Equity Securities of the Corporation shall be determined by the Board of Directors based on the consideration to be paid for such


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                        Equity Securities as are to be so Transferred and the
                        preferences, privileges, rights and other distinctive features of the Equity Securities to be so Transferred relative to the other Equity Securities of the Corporation, so that, if the Corporation were to be liquidated in accordance with Article 4.4.3 hereof with total Distributions to all Equity Securities of the Corporation equal to the aggregate value so determined, the Equity Securities to be so Transferred would receive Distributions in the amount of the consideration to be paid for such Equity Securities in such Realization Event, the determination of the Board of Directors, made in good faith, to be conclusive and final.

                                4.2.17 "Transfer" shall mean a sale, transfer or
                        other disposition for value.

                        4.3 Preferred Stock. Subject to the limitations
                prescribed by law and the provisions of this Certificate of Incorporation, the Board of Directors is authorized to issue the Preferred Stock from time to time in one or more series, each of such series to have such number of shares, voting powers, full or limited, or no voting powers, and such designations, preferences and relative, participating, optional or other special rights, and such qualifications, limitations or restrictions thereof, as shall be determined by the board of directors in a resolution or resolutions providing for the issue of such Preferred Stock. Subject to the powers, preferences and rights of any Preferred Stock, including any series thereof, having any preference or priority over, or rights superior to, the Common Stock, the holders of the Common Stock shall have and possess all powers and voting and other rights pertaining to the stock of this Corporation as described below in this Article 4.

                        4.4 Common Stock. The Class A Common Stock and the Class
                D Common Stock are referred to collectively as the "Common Stock"; and each class shall be referred to as a class of Common Stock. The shares of Common Stock shall have the rights, preferences, privileges and limitations set forth below in this
                Article 4.4.

                                4.4.1 Shares Identical. Except as otherwise
                        provided in this Article 4, for purposes of this Article 4, all shares of Common Stock shall, to the fullest extent permitted by applicable law, be identical in all respects and shall entitle the holders thereof to the same rights, privileges and preferences and shall be subject to the same qualifications, limitations and restrictions.

                                4.4.2 Voting Rights. Subject to the powers,
                        preferences and rights of any Preferred Stock or any other class of stock (or any series thereof) having any preference or priority over, or rights superior to, the Common Stock that the Corporation may hereafter become authorized to issue, to the fullest extent permitted by applicable law, except as otherwise provided in this
                        Article 4, the holders of the Common Stock shall have and possess all powers and voting and other rights pertaining to the stock of the Corporation. Except as otherwise provided in this Article 4.4 or as otherwise required by applicable law, all holders of Common Stock shall vote together as a single class.

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                                        4.4.2.1 Class A Common Stock. Each
                                holder of Class A Common Stock shall be entitled to one vote with respect to each share of Class A Common Stock held by such holder.

                                        4.4.2.2 Class D Common Stock. Each
                                holders of Class D Common Stock shall be entitled to one vote with respect to each share of Class D Common Stock held by such holders.

                                        4.4.2.3 Amendments to Certificate.
                                Subject to the provisions of Section 242(b)(2) of the DGCL, any term or provision of this Certificate of Incorporation may be amended with the affirmative vote of holders of a majority of the votes attributable to the then outstanding shares of Common Stock; provided, however, that
                                (a) so long as any shares of Class D Common
                                Stock are outstanding, the Corporation shall not amend, limit or otherwise modify the powers, designations, preferences, privileges or relative, participating, optional or other special rights of the Class D Common Stock, whether by amendment or modification of this Certificate of Incorporation, by operation of a merger or combination or otherwise in any manner, without the affirmative vote or consent of holders of more than 50% of the issued and outstanding shares of Class D Common Stock, voting as a separate class, and (d) no amendment, alteration, change or repeal may be made to Articles 6, 9 or 10 below without the affirmative vote of the holders of at least sixty-six and two-thirds percent (66 2/3%) of the outstanding voting stock of the Corporation, voting together as a single class.

                                        4.4.2.4 Changes in Authorized Capital
                                Stock. Notwithstanding the provisions of Section 242(b)(2) of the DGCL or anything to the contrary in this Article 4, the number of authorized shares of any class or classes of capital stock of the Corporation may be increased or decreased (but not below the number of shares thereof then outstanding) by affirmative vote of holders of a majority of the votes attributable to the then outstanding shares of Common Stock.

                                4.4.3 Distributions. Subject to the powers,
                        preferences and rights of any Preferred Stock or any other class of stock (or any series thereof) having any preference or priority over, or rights superior to, the Common Stock that the Corporation may hereafter become authorized to issue and subject to the restrictions set forth in Section 4.4.3.4 below, all Distributions shall be made to the holders of Common Stock in the following order of priority:

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                                        4.4.3.1 Payment of Class D Dividend
                                Amount. First, the holders of the shares of Class D Common Stock (other than shares concurrently being converted into Class A
                                Common Stock), as a single and separate class, shall be entitled to receive all Distributions until there has been paid with respect to each such share from amounts then and previously distributed pursuant to this Article 4.4.3.1 the Class D Dividend Amount. The Corporation may, at any time and from time to time, make Distributions in payment of the Remaining Class D Dividend Amount.

                                        4.4.3.2 Allocation of Remaining
                                Distribution Amount. Second, after the full required amount of Distributions have been made pursuant to Article 4.4.3.1 above, all holders of the shares of Class A Common Stock and Class D Common Stock, as a single class, shall thereafter be entitled to receive all remaining Distributions pro rata based on the number of outstanding shares of Class A Common Stock and Class D Common Stock held by each holder, provided that for purposes of this Article 4.4.3.2, each share of Class D Common Stock shall be deemed to have been converted into a number of shares of Class A Common Stock equal to the Class D Conversion Constant.

                                        4.4.3.3 Allocation of Distributions. All
                                Distributions pursuant to Articles 4.4.3.1 or
                                4.4.3.2 above shall be made ratably among the holders of the class or classes of Common Stock in question, based on the number of shares of such class held or deemed to be held by such holders.

                                        4.4.3.4 Restriction on Distributions.
                                Notwithstanding anything to the contrary contained herein, without the prior written consent of Wells Fargo Foothill, Inc., or any successor thereto under the Credit Agreement
                                (as defined below), the Corporation shall be prohibited from making any cash payment to the holders of the shares of Class D Common Stock (in the capacity as holders of the Class D Common Stock) at any time (a) while there is any amounts owing by the Corporation under the Credit Agreement or (b) there is any commitment by Wells Fargo Foothill, Inc., or any successor thereto to make any loans under the Credit Agreement. For purposes of this Section 4.4.3.4, "Credit Agreement" shall mean that certain Credit Agreement, dated December 1, 2006, among the Corporation and Wells Fargo Foothill, Inc., as amended, restated, supplemented or otherwise modified from time to time.

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                                4.4.4 Adjustments to the Class D Conversion
                        Constant.

                                        4.4.4.1 Stock Splits and Stock
                                Dividends. The Corporation shall not in any manner subdivide or increase the number of (by stock split, stock dividend or other similar manner), or combine in any manner, the outstanding shares of Class D Common Stock. The Corporation shall not in any manner subdivide or increase the number of (by stock split, stock dividend or other similar manner), or combine in any manner, the outstanding shares of Class A Common Stock unless a proportional adjustment is made to the Class D Conversion Constant; provided, however that (except as provided pursuant to the conversion provisions of Article 4.4.5.1) no stock dividend on any class of Common Stock may be paid through the issuance of Class A Common Stock without the consent of the holders of a majority of the then outstanding shares of Class D Common Stock. In no event shall any such subdivision, increase or combination constitute a Distribution in respect of any share of Common Stock.

                                        4.4.4.2 Additional Common Shares. In the
                                event that, after the issuance of the Class D Common Stock, the Corporation shall issue or sell additional Class A Common Stock or Rights (excluding Excluded Securities) at a Consideration Per Share lower than the Class D Base Amount, then the Class D Conversion Constant in effect immediately after such event shall be adjusted by multiplying the Class D Conversion Constant in effect immediately prior to such event by the quotient of:

                (i) the sum of:

                                (A) the number of shares of Class A Common Stock
                        outstanding immediately prior to such event (calculated on a fully diluted basis taking into account all outstanding Rights); plus

                                (B) the number of additional shares of Class A
                        Common Stock issued or sold in such event (or then issuable pursuant to Rights issued or sold in such event);

                        divided by

                (ii) the sum of:

                                (A) the number of shares of Class A Common Stock
                        outstanding immediately prior to such event (calculated on a fully diluted basis taking into account all outstanding Rights); plus

                                (B) the quotient of (I) the Aggregate
                        Consideration Receivable in respect of such event, divided by (II) the Class D Base Amount.

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         "Aggregate Consideration Receivable" means, in the case of a sale of
         Class A Common Stock, the aggregate amount paid to the Corporation in connection therewith and, in the case of an issuance or sale of Rights, or any amendment thereto, the sum of: (i) the aggregate amount paid to the Corporation for such Rights; plus (ii) the aggregate consideration or premiums stated in such Rights payable for Class A Common Stock covered thereby; in each case without deduction for any fees, expenses or underwriters' discounts.

         "Consideration Per Share" shall mean, with respect to Class A Common Stock or Rights, the quotient of (i) the Aggregate Consideration Receivable in respect of such Class A Common Stock or such Rights; divided by (ii) the total number of such shares of Class A Common Stock or, in the case of Rights, the total number of shares of Class A Common Stock covered by such Rights.

         "Excluded Securities" shall mean and include: (i) shares of Class A Common Stock or Rights issued in any of the transactions described in this Article 4.4.4.2 in respect of which an adjustment has been made pursuant to this Article 4.4.4.2 and any shares of Class A Common Stock issued in respect of Rights for which an adjustment has been made under this Article 4.4.4.2 or in respect of which no adjustment was required at the time of the issuance of such Rights under this Article 4.4.4.2;
         (ii) shares of Class A Common Stock issuable upon exercise of the warrants issued or to be issued to Phoenix Life Insurance Company on or about the date hereof in connection with the filing of this Third Amended and Restated Certificate of Incorporation; (iii) shares of Class A Common Stock issuable upon exercise of any options or warrants granted, or shares of Class A Common Stock granted as restricted stock units, pursuant to the Corporation's 2004 Incentive Plan, the Corporation's 2001 Stock Option Plan or any other equity incentive plan approved by the Board of Directors, provided that in any case the aggregate number of shares of Common Stock issuable in respect of all such plans shall not at any time exceed 10% of all shares of Class A Common Stock determined on a fully diluted basis taking into account all outstanding Rights; (iv) shares of Class A Common Stock issued pursuant to the conversion provisions set forth in Article 4.4.5 for any shares of Class D Common Stock to the extent, but only to the extent, that such shares of Class D Common Stock were issued pursuant to the Class D Stock Purchase Agreement; (v) any shares of Class A Common Stock whose sale or issuance has been otherwise adjusted pursuant to Article 4.4.4.1 above; (vi) any shares of Class A Common Stock or Rights issued as payment of the Class D Dividend Amount; (vii) any shares of Class A Common Stock or Rights issued as full or partial consideration for the acquisition by the Corporation (or any subsidiary thereof) of all or substantially all of the capital stock or assets of any third party; and (viii) any shares of Class A Common Stock or Rights issued by the Corporation to any lender in connection with the provision by such lender of financing to the Corporation, provided that the aggregate number of shares of Class A Common Stock issuable in respect thereof shall not at any time exceed 5% of all shares of Class A Common Stock determined on a fully diluted basis including all outstanding Rights.


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         "Right" shall mean and include: (i) any warrant or any option
         (including, without limitation, employee stock options) to acquire shares of Class A Common Stock; (ii) any right issued to holders of shares of Class A Common Stock permitting the holders thereof to subscribe for Class A Common Stock (pursuant to a rights offering or otherwise); (iii) any right to acquire shares of Class A Common Stock pursuant to the provisions of any security convertible or exchangeable into shares of Class A Common Stock; and (iv) any similar right permitting the holder thereof to subscribe for or purchase shares of Class A Common Stock.

         In the event that the Corporation shall issue and sell shares of Class A Common Stock or Rights for a consideration consisting, in whole or in part, of property (including, without limitation, a security) other than cash or its equivalent, then in determining the "Aggregate Consideration Receivable," the Board of Directors shall determine, in good faith and on a reasonable basis, the fair value of such property, and such determination, if so made, shall be binding upon all holders of Common Stock. Upon the expiration of any Rights, with respect to which an adjustment was required to be made pursuant to this Article 4.4.4.2, without the full exercise thereof, the Class D Conversion Constant and the number of shares of Class A Common Stock into which each share of Class D Common Stock is convertible shall, upon such expiration, be readjusted and shall thereafter be the Class D Conversion Constant as would have been had, had they been originally adjusted (or had the original adjustment not been required, as the case may be) as if: the only shares of Class A Common Stock issuable under such Rights were the shares of Class A Common Stock, if any, actually issued or sold upon the exercise of such Rights; and such shares of Class A Common Stock, if any, were issued or sold for the consideration actually received by the Corporation upon such exercise plus the aggregate consideration, if any, actually received by the Corporation for the issuance, sale or grant of all of such Rights, whether or not exercised, provided that no such readjustment shall have the effect of decreasing the Class D Conversion Constant by an amount in excess of the amount of the increase initially made in respect of the issuance, sale, or grant of such Rights. If, with respect to any of the Rights with respect to which an adjustment was required to be made pursuant to this Article 4.4.4.2, there is an increase or decrease in the consideration payable to the Corporation in respect of the exercise thereof, or there is an increase or decrease in the number of shares of Class A Common Stock issuable upon the exercise thereof (by change of rate or otherwise), the Class D Conversion Constant computed upon the original issue and sale thereof, and any subsequent adjustments based thereon, shall, upon any such increase or decrease becoming effective, be recomputed to reflect such increase or decrease insofar as it affects such Rights which are outstanding at such time.

                                        4.4.4.3 Definition of Class A Common
                                Stock for Purposes of Article 4.4.4. For purposes of Article 4.4.4, Class A Common Stock shall mean the Corporation's Class A Common Stock as well as any Common Stock having the same rights, preferences and privileges as the Class A Common Stock as described in Article 4.4 hereof and without otherwise having any rights, preferences or privileges senior to or having a priority over those of the Class A Common Stock.

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                                4.4.5 Conversion of Class D Common Stock.

                                        4.4.5.1 Optional Conversion. At the
                                option of any holder of shares of Class D Common Stock, exercisable at any time and from time to time, in whole or in part, by notice to the Corporation, each outstanding share of Class D Common Stock held by such holder shall convert into a number of shares of Class A Common Stock equal to the Class D Conversion Factor in effect at the time such notice is given.

                                        4.4.5.2 Subsequent Distributions, Etc.
                                No Distributions shall be or become payable on any shares of Class D Common Stock converted pursuant to Article 4.4.5.1 above at or following such conversion. From and after such conversion, such shares of Class D Common Stock shall be retired and shall not be reissued, and upon the conversion of all outstanding shares of Class D Common Stock (or the redemption, repurchase or purchase by the Corporation of all outstanding shares of Class D Common Stock in accordance with Article 4.4.8 below) and upon the filing of a certificate in accordance with
                                Section 243 of the DGCL, the authorized shares of Class D Common Stock shall be eliminated.

                                        4.4.5.3 Fractional Shares, Etc.
                                Fractional shares of Class A Common Stock issuable upon conversion of shares of Class D Common Stock under Article 4.4.5.1 above may be issued (or, at the discretion of the Board of Directors, eliminated in return for payment therefor in cash at the fair market value thereof, as determined in good faith by the Board of Directors).

                                        4.4.5.4 Effect of Conversion. Upon
                                conversion of any share of Class D Common Stock, the holder shall surrender the certificate evidencing such share to the Corporation at its principal place of business. Promptly after receipt of such certificate, the Corporation shall issue and send to such holder a new certificate, registered in the name of such holder, evidencing the number of shares of Class A Common Stock into which such share has been converted. From and after the time of conversion of any share of Class D Common Stock, the rights of the holder thereof as such shall cease; the certificate formerly evidencing such share shall, until surrendered and reissued as provided above, evidence the applicable number of shares of Class A Common Stock; and such holder shall be deemed to have become the holder of record of the applicable number of shares of Class A Common Stock.

                                4.4.6 Notices. All notices referred to herein
                        shall be in writing, shall be delivered personally or by first class mail, postage prepaid, and shall be deemed to have been given when so delivered or mailed to the Corporation at its principal executive offices and to any stockholder at such holder's address as it appears in the stock records of the Corporation (unless otherwise specified in a written notice to the Corporation by such holder).

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

                                4.4.7 Prohibition on Distributions Constituting
                        Taxable Events. Notwithstanding anything to the contrary in this Third Amended and Restated Certificate of Incorporation, the Corporation shall not take any action that would have been prohibited under Article 4.4.7 of the Corporation's Amended and Restated Certificate of Incorporation filed December 15, 2004 (the "Old Charter") without either (i) the written approval of the holders (the "Legacy Class B Holders") who held a majority of the Corporation's Class B Common Stock, par value $0.001 per share, (the "Old Class B Shares") outstanding on the date immediately prior to the filing of this Third Amended and Restated Certificate of Incorporation or (ii) receipt by the Corporation of a legal opinion, in form satisfactory to the Legacy Class B Holders who held a majority of the Old Class B Shares outstanding on the date immediately prior to the filing of this Third Amended and Restated Certificate of Incorporation, from tax counsel to the Corporation that taking such action would not result in adverse tax consequences to such Legacy Class B Holders. During the time period in which the restrictions set forth in
                        Article 4.4.7 of the Old Charter are effective, no amendment to the provisions of this Article 4.4.7 shall be effective without the prior written consent of the Legacy Class B Holders who held a majority of the Old Class B Shares outstanding on the date immediately prior to the filing of this Third Amended and Restated Certificate of Incorporation.

                                4.4.8 Redeemed or Repurchased Shares. Upon
                        redemption, repurchase or purchase by the Corporation of any shares of Class D Common Stock, such acquired shares shall no longer be entitled to any voting rights as set forth in Article 4.4.2, distribution rights as set forth in Article 4.4.3, or conversion rights as set forth in
                        Article 4.4.5. From and after such redemption, repurchase or purchase, the acquired shares of Class D Common Stock shall be retired and shall not be reissued.

                5. Election of Directors. The election of directors need not be by ballot unless the By-laws of this Corporation shall so require.

                6. By-Laws. In furtherance and not in limitation of the power conferred upon the Board of Directors by law, the Board of Directors shall have power to make, adopt, alter, amend and repeal from time to time By-laws of this Corporation. Notwithstanding the preceding sentence, the By-laws of this Corporation may be rescinded, altered, amended or repealed in any respect by the affirmative vote of the holders of at least sixty-six and two-thirds percent (66 2/3%) of the outstanding voting stock of the Corporation, voting together as a single class.

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

                7. Exculpation of Directors. A director of this Corporation shall not be liable to this Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent that exculpation from liability is not permitted under the DGCL as in effect at the time such liability is determined. No amendment or repeal of this Article 7 shall apply to or have any effect on the liability or alleged liability of any director of this Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal.

                8. Corporate Opportunities. To the maximum extent permitted from time to time under the law of the State of Delaware, this Corporation renounces any interest or expectancy of the Corporation in, or in being offered an opportunity to participate in, business opportunities that are from time to time presented to its officers, directors or stockholders, other than those officers, directors or stockholders who are employees of this Corporation. No amendment or repeal of this paragraph 8 shall apply to or have any effect on the liability or alleged liability of any officer, director or stockholder of the Corporation for or with respect to any opportunities of which such officer, director or stockholder becomes aware prior to such amendment or repeal.

                9. Special Meetings of Stockholders. Special meetings of the stockholders of the Corporation for any purpose or purposes may be called at any time by the Board of Directors, or by a majority of the members of the Board of Directors, or by a committee of the Board of Directors which has been duly designated by the Board of Directors and whose powers and authority, as provided in a resolution of the Board of Directors or in the By-laws of the Corporation, include the power to call such meetings, but such special meetings may not be called by any other person or persons; provided, however, that if and to the extent that any special meeting of stockholders may be called by any other person or persons specified in any provisions of the Certificate of Incorporation or any amendment thereto or any certificate filed under
         Section 151(g) of the DGCL, then such special meeting may also be called by the person or persons, in the manner, at the times and for the purposes so specified.

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

                10. Indemnification. To the fullest extent permitted by the DGCL, the Corporation shall indemnify and advance indemnification expenses on behalf of all directors and officers of the Corporation. The Corporation shall indemnify such other persons as may be required by statute or by the By-laws of the Corporation. The Corporation may, to the full extent permitted by Delaware law, purchase and maintain insurance on behalf of any director or officer, or such other person as may be permitted by statute or the By-laws of the Corporation, against any liability which may be asserted against any director, officer or such other person and may enter into contracts providing for the indemnification of any director, officer or such other person to the full extent permitted by Delaware law. The liability of directors of the Corporation (for actions or inactions taken by them as directors) for monetary damages shall be eliminated to the fullest extent permissible under Delaware law. If the DGCL is hereafter amended to authorize corporate action further limiting or eliminating the personal liability of directors, then the liability of the directors to the Corporation shall be limited or eliminated to the fullest extent permitted by the DGCL, as so amended from time to time. Any repeal or modification of this Article 10 by the stockholders of the Corporation shall be prospective only, and shall not adversely affect any limitation on the personal liability of a director of the Corporation existing at the time of such repeal or modification.

                11. Books. The books of this Corporation may (subject to any statutory requirements) be kept outside the State of Delaware as may be designated by the Board of Directors or in the By-laws of this Corporation.

                12. Action by Consent of Stockholders. If at any time this Corporation shall have a class of stock registered pursuant to the provisions of the 1934 Act, for so long as such class is so registered, any action by the stockholders of such class must be taken at an annual or special meeting of stockholders and may not be taken by written consent.

         [The rest of this page has been left intentionally blank. Signature page follows.]


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

         IN WITNESS WHEREOF, said Orion HealthCorp, Inc. has caused this Certificate to be executed by Terrence L. Bauer, its President and Chief Executive Officer, this day of December, 2006.

                                        ORION HEALTHCORP, INC.



                                        By:   /s/ Terrence L. Bauer
                                            ------------------------------------
                                            Name:  Terrence L. Bauer
                                            Title: President and Chief Executive
                                                   Officer



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